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                                                                   Exhibit 10.8

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                                LICENSE AGREEMENT

        AGREEMENT made this 20th day of January, 1996 by and between YALE UNIVERSITY, a corporation organized and existing under and by virtue of a charter granted by the general assembly of the Colony and State of Connecticut and located in New Haven, Connecticut ("YALE"), and OncorPharm, Inc., a corporation organized and existing under the laws of the State of Delaware, and with principal offices located in Gaithersburg, Maryland ("ONCORPHARM" or "LICENSEE").

                              W I T N E S S E T H:

        WHEREAS, in the course of research conducted under YALE auspices, Peter Glazer and Pamela Havre, in the Department of Therapeutic Radiology of YALE (the "INVENTORS"), have produced an INVENTION described and defined below;

        WHEREAS, pursuant to an assignment by the INVENTORS to YALE of all their right, title and interest in and to the INVENTION (as defined below) and any patents resulting therefrom, YALE is the owner of the INVENTION, subject to rights reserved by the U.S. Government; and

        WHEREAS, LICENSEE wishes to obtain a license to the INVENTION and any patents resulting therefrom, and YALE is willing to grant such a license to LICENSEE subject to the terms and conditions hereof;

        NOW, THEREFORE, in consideration of the mutual covenants herein contained the parties agree as follows:

                             ARTICLE I - DEFINITIONS

        As used in this Agreement, the following terms shall be defined as set forth below:

        1.01 "AFFILIATE" shall mean any corporation, company, partnership, joint venture or other entity which controls, is controlled by or is under common control with LICENSEE, including without limitation:

                a) an organization of which 50% or more of the voting power is controlled or owned directly or indirectly by ONCORPHARM;


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                b) an organization which directly or indirectly owns or controls
50% or more of the voting power of ONCORPHARM; and

                c) an organization, the majority ownership of which is directly or indirectly common to the majority ownership of ONCORPHARM.

For purposes of this Section 1.01, control shall mean the direct or indirect ownership of at least fifty percent (50%), or the maximum percentage as allowed by applicable law, of the voting power in respect to the entity. AFFILIATE shall include Oncor, Inc, and OncorMed, Inc. Once an entity becomes an AFFILIATE, it will remain so for purposes of this Agreement even if subsequently ONCORPHARM's relationship drops below the required test of an AFFILIATE. ONCORPHARM may, by separate agreement with its AFFILIATES, provide for a more limited scope of license of the LICENSED TECHNOLOGY; provided, however, that no such agreement shall limit or adversely affect the royalties or other amounts payable to YALE pursuant to this Agreement.

        1.02 "EARNED ROYALTIES" shall mean royalties paid or payable by LICENSEE to YALE determined with respect to NET SALES.

        1.03 "FIELD OF USE" shall mean all applications other than the SEPARATE FIELD OF USE, including without limitation, all research, diagnostic and therapeutic uses in or for humans.

        1.04 The "INVENTION" shall mean the invention entitled *

        1.05 "KNOW-HOW" shall mean any and all technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, software, designs, drawings or data, relating to either or both the INVENTION and the LICENSED PRODUCTS, that is held by YALE, including but not limited to INVENTIONS and/or know-how which are not disclosed in a patent application or patent, but which are necessary or useful for practicing the rights granted under this Agreement.

        1.06 "LICENSED PATENTS" shall mean any United States or foreign patent application(s) and patents(s) owned, in whole or in part, by YALE during the term of this Agreement and which have claims covering the INVENTION, together with any continuations, continuations-in-part, divisional or substitute patents, any reissues or re- examinations of any such applications or patents, and any extension of any such patent.


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        1.07 "LICENSED PRODUCTS" shall mean the INVENTION and any products, processes, devices, procedures, methods or treatments, the manufacture, production, use or sale of which, but for a license granted by YALE to LICENSEE, would infringe one or more claims of the LICENSED PATENTS, in the country where the manufacture, production, use or sale takes place.

        1.08 "LICENSED TECHNOLOGY" shall mean the INVENTION and the KNOW-HOW.

        1.09 "LICENSEE" shall include OncorPharm, Inc. and its AFFILIATES.

        1.10 "NET SALES" shall mean gross revenues from sales of the LICENSED PRODUCTS invoiced by LICENSEE in accordance with generally accepted accounting principles, less credits, bad debts or allowances on account of rejections of products previously invoiced, less discounts allowed and taken, in amounts customary in the trade (such as the difference between the dollar amount charged by LICENSEE for a LICENSED PRODUCT and the discounted amount paid by commercial clients after applying their discounts or special prices extended), sales and/or use taxes and/or duties if any. LICENSED PRODUCTS shall be deemed to have been used and sold when invoiced or when shipped or mailed or otherwise delivered, or when paid for, whichever is earliest. In the event that ONCORPHARM shall transfer LICENSED PRODUCTS to an AFFILIATE and the AFFILIATE retransfers the LICENSED PRODUCTS to third party customers within one year of its receipt, then the gross revenues for such sales shall be the price charged by the AFFILIATE to third party customers, less deductions. If such AFFILIATE does not retransfer the LICENSED PRODUCTS within one year, then the gross revenues for the transfer to the AFFILIATE shall be the higher of

                a) the price charged by ONCORPHARM to the AFFILIATE, or

                b) the average price charged by ONCORPHARM to third party customers during such year or, in the absence of sales to third party customers, the fair market price for the LICENSED PRODUCTS. In the event that the LICENSED PRODUCTS are sold incorporated in other services or products, the gross sales amount invoiced on the sale of LICENSED PRODUCTS shall be calculated by multiplying the gross sales revenues received from such package by the fraction A/(A+B), where A is the published list price of the LICENSED PRODUCT sold separately during the QUARTER YEAR in question and B is the sum of published list prices of the other active services or products sold separately during the QUARTER YEAR in question. In the event that the LICENSED PRODUCT and the other service or products are not sold separately, gross sales on the LICENSED PRODUCT shall be calculated by multiplying the gross sales as defined above but applied to the combination service or product, by the fraction A/(A+C), where A is defined above and C is the reasonably estimated list price (using accepted medical device industry standards) of


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the other service or products. NET SALES shall then be calculated by making appropriate deductions from such gross sales in accordance with this article
1.07.

        1.11 "QUARTER YEAR" shall mean the three-month periods ending March 31, June 30, September 30 and December 31 of each Royalty Year.

        1.12 "ROYALTY YEAR" shall mean each twelve month period commencing January 1 and ending December 31 during the first seventeen years of this Agreement. For the first year of this Agreement, the ROYALTY YEAR shall be the period of time between the signing of the Agreement and December 31.

        1.13 "SEPARATE FIELD OF USE" shall mean all applications for use solely in or for insects, plants or animals other than humans.

        1.14 "SUBLICENSE INCOME" shall mean the gross amount received by LICENSEE, directly or indirectly, for or on account of sublicenses of any of the rights granted hereunder, without deduction of any kind. If LICENSEE makes an arrangement with another party that involves granting a sublicense of any of such rights and also involves any of the following:

                a) Payments received by LICENSEE for performance of research and development, including but not limited to milestone payments for achievement of objectives in research and development;

                b) Investments made by a sublicensee in the LICENSEE, including but not limited to, any payments or other consideration in return for shares in the LICENSEE; and

                c) Payments made to LICENSEE for conducting clinical testing and other activities in connection with obtaining regulatory approval for a LICENSED PRODUCT;

then the portion of the total amount received by LICENSEE under such arrangement that represents the fair market value of the sublicense shall be included in SUBLICENSE INCOME and the fair market value of such other payments or investments, if any, shall be excluded from SUBLICENSE INCOME.

                           ARTICLE II GRANT OF LICENSE

        2.01 Yale hereby grants to LICENSEE, subject to all the terms and conditions of this Agreement, a non-transferable (except as set forth in Section 15.05), worldwide, exclusive license for the term defined by ARTICLE III, in both the FIELD OF USE and the SEPARATE FIELD OF USE, to make, have made, use, sell and practice the LICENSED TECHNOLOGY (including the INVENTION covered by the LICENSED PATENTS) and to


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make, have made, use and sell the LICENSED PRODUCTS, subject to rights required to be granted to the U.S. Government. YALE retains the right to use the KNOW-HOW for educational and research purposes only and not for any commercial purpose and to provide or transfer such KNOW-HOW to universities and other non-profit research entities for educational and research purposes only and not for any commercial purpose.

        2.02 LICENSEE shall have the right to sublicense the rights granted hereunder to third parties. All sublicenses hereunder granted by LICENSEE may, at YALE's option, be coterminable with this Agreement to the extent Yale's rights in the LICENSED PATENTS are involved.

        2.03 YALE shall only retain the right to make, use and practice the INVENTION for its own internal non-commercial purposes, without any right to transfer or sublicense.

        2.04 Upon execution of this Agreement YALE shall disclose to LICENSEE all the LICENSED TECHNOLOGY as of the date of this Agreement, to the extent that it has not already conveyed the same to LICENSEE. Thereafter YALE shall disclose to LICENSEE any additional LICENSED TECHNOLOGY as and when the same shall arise. Any such disclosure shall be made in tangible forms which are mutually acceptable to both parties.

                           ARTICLE III TERM OF LICENSE

        The term of the LICENSE granted hereunder shall commence upon the signing hereof and shall continue for the life of the applicable LICENSED PATENTS, and any license granted hereunder shall expire on a country by country basis when the last to expire LICENSED PATENTS in such country expires or lapses. Expiration of this Agreement under this provision shall not preclude LICENSEE or its permitted sublicensees from continuing to make, have made, use and sell and practice the LICENSED TECHNOLOGY and LICENSED PRODUCTS without further royalty payments or other compensation to YALE.

                              ARTICLE IV ROYALTIES

        As consideration for the rights granted hereunder, LICENSEE shall make the following royalty payments to YALE:

        4.01 LICENSEE shall pay to YALE a one-time license fee of * within 30 days of the execution of this Agreement. Such payment shall be separate from and not credited against any EARNED ROYALTIES.


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        4.02 LICENSEE shall pay to YALE EARNED ROYALTIES of * of
NET SALES in respect of any LICENSED PRODUCTS sold for use as a human therapeutic.

        4.03 LICENSEE shall pay to YALE EARNED ROYALTIES of * of NET SALES in respect of any LICENSED PRODUCTS sold for any use other than use as a human therapeutic.

        4.04 In the event that LICENSEE sublicenses the LICENSED TECHNOLOGY to a third party without having first conducted any research and development work itself in relation to the LICENSED TECHNOLOGY, then LICENSEE shall pay to YALE
* of all SUBLICENSE INCOME from that third party (the "PURE SUBLICENSE
PAYMENTS").

        4.05 In the event that LICENSEE first conducts research and development work in relation to the LICENSED TECHNOLOGY, and the LICENSED TECHNOLOGY together with the additional research and development work and information is sublicensed to a third party, then the LICENSEE shall pay YALE the following:

                a) *

                b) *

        4.06 LICENSEE shall make milestone payments to YALE according to the following schedule, but such milestone payments shall be paid only once, irrespective of the number of LICENSED PRODUCTS that are covered by this Agreement. If at the time any of these milestone payments become due under this
Section 4.06(a)-(j), no LICENSED PATENT has been granted by the United States Patent and Trademark Office ("PTO"), then LICENSEE may withhold and place in escrow * of each such milestone payment (the "Escrow Amount"). LICENSEE shall pay to YALE the whole Escrow Amount within 30 days after issuance of a LICENSED PATENT by the PTO. In the event that a) all patents and patent applications relative to the INVENTION are either denied, withdrawn, abandoned, unenforceable or not actively pursued at any time during the term of this Agreement, or b) a


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LICENSED PATENT has not issued prior to the expiration or termination of this
Agreement, then LICENSEE shall be entitled to retain and keep the Escrow Amount.

Schedule of Payments

Payment             Due Date

   *                   *


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        4.07 EARNED ROYALTIES, PURE SUBLICENSE PAYMENTS and VALUE ADDED
SUBLICENSE PAYMENTS shall be payable by LICENSEE during the period that any LICENSED PATENT remains pending or effective in any applicable country. In the event that a LICENSED PATENT lapses or if all of its claims are finally declared invalid by a non-appealable decision of a court of competent jurisdiction through no fault or cause of LICENSEE, the obligation to pay royalties for that patent on sales made subsequent to the lapse or declaration of invalidity shall terminate but this Agreement shall remain in effect as to the remaining LICENSED PATENTS or claims thereunder. If all LICENSED PATENTS lapse or all of their claims are so finally declared invalid, either in a particular jurisdiction or worldwide, the obligation of LICENSEE to pay royalties or other compensation to YALE shall terminate but LICENSEE and its permitted sublicenses may continue to make, have made, use, all and practice the LICENSED TECHNOLOGY and LICENSED PRODUCTS in such jurisdictions or worldwide, as the case may be.

        4.08 If LICENSEE believes that it must obtain or utilize a license under any other patent(s) from any third party in order to make, have made, use or sell LICENSED PRODUCTS in any particular country, LICENSEE shall advise YALE. If YALE disagrees, the parties shall negotiate in good faith to resolve the disagreement or make alternative arrangements. If the parties are unable to agree, LICENSEE, in its sole discretion, shall make the final decision as to whether such a license is required unless YALE provides to

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LICENSEE a written clean opinion ("Patent Opinion") of well respected patent counsel that the making or sale of LICENSED PRODUCTS will not infringe such third party patents or other intellectual property rights. If a Patent Opinion is issued and not withdrawn, and LICENSEE still obtains the relevant third party license, then LICENSEE shall not be entitled to a credit for such third party license payments under this Section 4.08. If LICENSEE makes such payments to any third party (other than one which was the subject of a Patent Opinion) in order to manufacture, use or sell a LICENSED PRODUCT for which an EARNED ROYALTY would be payable to YALE under this Article IV, LICENSEE may credit * of the actual amount of any such payments to said third parties for a given calendar quarter against the EARNED ROYALTY payable to YALE hereunder with respect to such LICENSED PRODUCT for such quarter on a country-by-country basis; provided, however, that in no event will the EARNED ROYALTY payable to YALE with respect to such LICENSED PRODUCT be reduced to an amount less than * of NET SALES of the LICENSED PRODUCT for human therapeutic products nor less than one and * for use other than as a human therapeutic.

                          ARTICLE V PAYMENTS AND REPORT

        5.01 Within 30 days after the end of each QUARTER YEAR, LICENSEE shall furnish to YALE a written report setting forth the NET SALES and the EARNED ROYALTIES, PURE SUBLICENSE PAYMENTS and VALUE ADDED SUBLICENSE PAYMENTS (the "AGGREGATE ROYALTIES") payable thereon, accompanied by full payment of such ROYALTIES and PAYMENTS.

        5.02 In the event that the AGGREGATE ROYALTIES paid to YALE for any ROYALTY YEAR exceed the minimum royalty payments due for such year, the amount by which such AGGREGATE ROYALTIES exceeds the minimum royalty payment shall be credited against LICENSEE's future obligations to pay minimum royalties for the next succeeding ROYALTY YEAR that actually arise pursuant to this Section 5.02, but in no case shall reduce payment of AGGREGATE ROYALTIES. In the event that the AGGREGATE ROYALTIES for any ROYALTY YEAR are less than the minimum royalty payments due for such year, then LICENSEE shall include with the last report furnished under Section 5.01 for such ROYALTY YEAR payment of the difference (the "RESIDUAL ROYALTY PAYMENT") between the AGGREGATE ROYALTIES for such ROYALTY YEAR and the applicable minimum royalty payment. LICENSEE may credit any RESIDUAL ROYALTY PAYMENT made to YALE hereunder against future obligations for the next succeeding ROYALTY YEAR to pay AGGREGATE ROYALTIES to YALE, until exhausted in full; provided, however, for the avoidance of doubt, such RESIDUAL ROYALTY PAYMENT may not be used to reduce the total of AGGREGATE ROYALTIES and MINIMUM ROYALTY PAYMENT in any such succeeding ROYALTY YEAR below the * figure specified in Section 4.06(j).


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        5.03 The reports required by this Article V shall be certified by an officer of LICENSEE to be correct to the best of LICENSEE's knowledge and information. Each report shall be accompanied by LICENSEE's payment of the full amount due, less any taxes required by a governmental agency to be withheld therefrom; provided, however, that YALE shall have the right to contest any such taxes and LICENSEE shall provide reasonable assistance with respect thereto. All royalties shall be paid to YALE in U.S. dollars, and in full. In the event that conversion from foreign currency is required in calculating a royalty payment hereunder, the exchange rate used shall be the rate in effect at the end of the last business day of the month just prior to the date payment is required to be made hereunder as published in the Wall Street Journal.

        5.04 If this Agreement should be terminated at any time other than at the end of a QUARTER YEAR or ROYALTY YEAR, the last report and payment shall be made within 60 days after the effective date of such termination, and shall include any EARNED ROYALTIES, PURE SUBLICENSE PAYMENTS and VALUE ADDED SUBLICENSE PAYMENTS prorated to the date of termination. If the amount of LICENSEE's existing inventory of LICENSED PRODUCTS which had been manufactured but not sold up to the date of termination exceeds a 30 day supply, LICENSEE shall provide YALE with a report setting forth the amount of such inventory at the date of termination, and may elect to continue to render QUARTER YEAR reports on the sales of such existing inventory and to make payments as though the Agreement were still in effect; provided, however, that in any event, LICENSEE shall complete payment of AGGREGATE ROYALTIES thereon within one year from the effective date of termination.

                          ARTICLE VI BOOKS AND RECORDS

        LICENSEE and its sublicensees shall keep and maintain complete and accurate records and books of account in sufficient detail and form so as to enable verification of EARNED ROYALTIES, PURE SUBLICENSE PAYMENTS and VALUE ADDED SUBLICENSE PAYMENTS payable by LICENSEE hereunder. Such records and books of account shall be maintained for a period of no less 3 years following the HALF YEAR to which they pertain. LICENSEE shall permit such records and books of account to be examined at reasonable times by YALE or YALE's duly appointed agent, to the extent necessary for Yale to verify the amount of royalties payable. Upon receiving notification that YALE intends to verify LICENSEE's accounts, should LICENSEE object in writing to the particular auditor that YALE has chosen, YALE will reasonably take into account such objection and consider appointing another auditor to examine LICENSEE's accounts, at the sole discretion of YALE. Such examination shall be at YALE's expense, during normal business hours, and upon 10 days' prior written notice to LICENSEE. The results of such examination shall be kept confidential and be used only for the purpose of this Article VI.

                          ARTICLE VII PATENT PROTECTION


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        7.01 * covering the INVENTION has been prepared and *. It is understood that as of the date hereof no patent protection exists in the U.S. or any foreign country but only the potential to realize the same.

        7.02 LICENSEE shall bear all reasonable patent prosecution and maintenance expenses associated with the LICENSED PATENTS beginning with invoices dated as of the date of execution of this Agreement.

        7.03 YALE at LICENSEE's expense, shall prepare and file foreign patent applications covering the INVENTION in such foreign countries as are determined by YALE and agreed to by LICENSEE. Determination of which foreign countries in which patent application shall be filed shall be made no later than 90 days following the date hereof. YALE shall provide to LICENSEE for its review and comment prior to filing copies of all patent applications and substantive patent prosecution documents. LICENSEE shall provide its comments within 30 days of receipt thereof and such comments shall be advisory in nature and not binding on YALE or its patent counsel. Any and all such applications or patents shall remain the property of YALE. Any taxes, annuities, working fees, maintenance fees, renewal and extension charges with respect to each such foreign patent application and patents shall be punctually paid by YALE on behalf of both parties. LICENSEE shall reimburse YALE within 30 days of receiving a copy of the invoice for all such taxes, annuities, fees and charges. If LICENSEE does not agree to bear the expenses of filing patent applications in any foreign countries in which YALE wishes to obtain patent protection, then YALE may file and prosecute such application at its own expense. If YALE does file and prosecute such application then LICENSEE'S rights terminate in that country.

        7.04 If YALE should license the INVENTION to a third party other than the U.S. government to the extent, if any, permitted by this Agreement, then upon the execution of each and every future license by YALE with any third party with respect to the INVENTION, the total patent costs incurred to the effective date of such license shall be reapportioned and credit issued or refund made, as appropriate, to LICENSEE and future costs similarly apportioned. YALE represents that no such licenses exist as of the signing hereof.

        7.05 LICENSEE shall apply, and shall require sublicensees to apply, the patent marking notices required by the law of any country where LICENSED PRODUCTS are made, sold or used, to the extent feasible and practical, and in accordance with the applicable patent laws of that country.

                 ARTICLE VIII DUE DILIGENCE IN COMMERCIALIZATION

        8.01 LICENSEE shall plan and implement appropriate research and development, testing and production efforts directed toward commercialization of the LICENSED


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PRODUCTS in the FIELD OF USE at a commercially practicable date and shall provide to YALE a copy of such plan.

        8.02 LICENSEE shall implement in reasonable commercial fashion following the date of this agreement the plan for developing and commercializing the LICENSED PRODUCTS in the FIELD OF USE. YALE shall be entitled to terminate this Agreement in accordance with Article XI in the event that either:

        a) YALE gives written notice to LICENSEE that it intends to elect to terminate the license because of LICENSEE'S failure to implement the plan in any material respect and LICENSEE, after such written notice from YALE as provided in Section 11.01, fails to provide written evidence to YALE of present, attempted or anticipated commercialization in a manner and on a schedule reasonably commensurate with the scope of the country or countries in question and LICENSEE's resources. YALE agrees that: evidence provided by LICENSEE that it has an ongoing and active or anticipated research, development, manufacturing, marketing or licensing program as appropriate, directed toward production and sale of a LICENSED PRODUCT shall be deemed satisfactory evidence; in the discretion of LICENSEE commercialization efforts may be directed first to industrialized nations of the world commencing with the United States of America, and only subsequently to other regions as reasonably and commercially practicable for LICENSEE given its strategies and resources; certain countries may, in the discretion of LICENSEE, best be commercialized by sublicense; and that LICENSEE may in the exercise of prudent business judgment elect to defer commercialization efforts in particular fields until the LICENSED PRODUCT has undergone substantial and appropriate further development; or

        b) LICENSEE shall fail to make the first commercial sale within two years from the receipt of approval from the United States Food and Drug Administration ("FDA") for a LICENSED PRODUCT, if such approval is required for the LICENSED PRODUCT, or within one year from the completion of the LICENSED PRODUCT if FDA approval is not required for the LICENSED PRODUCT, and such failure is not excused by (i) causes beyond LICENSEE's direct control; (ii) YALE's failure to meet its obligations hereunder; (iii) infringement of third party patents; or
        (iv) actions or inaction of any federal or state agency whose approval is required for commercial sales.

        8.03 LICENSEE shall provide periodic status reports to YALE, at least annually, indicating progress and problems to date in commercialization in the FIELD OF USE, and a forecast and schedule of major events required to market the LICENSED PRODUCTS in the FIELD OF USE.


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        8.04 If at any time LICENSEE abandons or suspends its marketing or its intent to market the LICENSED PRODUCTS in the FIELD OF USE for a period exceeding 90 days, LICENSEE shall immediately notify YALE giving reasons and a statement of its intended actions.

        8.05 In the case of research and development, testing and production efforts directed toward commercialization of the LICENSED PRODUCTS in the SEPARATE FIELD OF USE, the parties hereby acknowledge and agree that the LICENSEE shall have up to one calendar year from the date hereof in which to provide to YALE a proposed plan for developing and commercializing the LICENSED PRODUCTS in the SEPARATE FIELD OF USE. If LICENSEE provides YALE with such a business plan within one year, LICENSEE shall then implement in a reasonable commercial fashion the plan for such development and commercialization of the LICENSED PRODUCTS in the SEPARATE FIELD OF USE and Sections 8.01 to 8.04 inclusive, shall also apply to LICENSEE's commercialization of the LICENSED TECHNOLOGY in the SEPARATE FIELD OF USE. However, in the event that LICENSEE does not provide YALE with such a business plan within one year, then YALE may give notice to LICENSEE according to Article XI of its intent to terminate its grant of license in the SEPARATE FIELD OF USE. The license granted to LICENSEE hereunder in respect of the LICENSED TECHNOLOGY in relation to the FIELD OF USE, shall not be affected by the foregoing provisions of this Section 8.05.

                     ARTICLE IX INFRINGEMENT AND LITIGATION

        9.01 LICENSEE shall have the sole obligation to defend the LICENSED PATENTS against infringement or interference in the FIELD OF USE by other parties in any country in which a LICENSED PATENT is in effect hereunder, including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement or interference. LICENSEE may control and settle any such actions solely at its own expense and through counsel of its selection; provided, however, that YALE shall be entitled in each instance to participate through counsel of its selection and at its own expense. YALE shall have no obligation or responsibility with respect to any such actions unless legally required to participate, except to provide reasonable assistance to LICENSEE as requested, and LICENSEE shall reimburse YALE for YALE's out-of-pocket expenses in connection with any such requested assistance. LICENSEE shall bear the expenses of such actions and shall obtain all benefits in the recoveries, if any, whether by judgement, award, decree or settlement, the excess of such recoveries over such expenses shall be included in LICENSEE's NET SALES. In the event LICENSEE fails to initiate and pursue or participate in such legal action, YALE shall have the right to initiate legal action to uphold the LICENSED PATENTS against third parties in any country in which a LICENSED PATENT is in effect. LICENSEE shall have no legal or contractual obligation to YALE for its failure to initiate or participate in any such legal action, except that YALE may terminate the license granted to LICENSEE hereunder in respect of such a country.


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        9.02 Each party shall promptly notify the other in writing in the event that a third party shall bring a claim of infringement against YALE or LICENSEE, either in the United States or in any foreign country in which there is a LICENSED PATENT. If the alleged infringement is so substantial as to threaten the competitive position of LICENSEE and/or LICENSEE is temporarily enjoined from exercise of its license hereunder, and if YALE elects not to defend against such claim and not to obtain a license to permit LICENSEE to exercise its license free of such claim, then LICENSEE may in its own name and at its sole expense defend such claim and may compromise, settle or otherwise pursue such defense in such a manner and on such terms as LICENSEE shall see fit. YALE, at its own expense and through counsel of its selection may become a party to such defense and/or settlement and compromise. In any event, YALE shall have the right to defend, at its own expense, any such third party claim or action and to settle or compromise the same in such manner as its shall see fit. LICENSEE may participate in such litigation or claim on its behalf at its own expense.

        9.03 In the event LICENSEE is permanently enjoined from exercising its license rights granted hereunder pursuant to an infringement action brought by a third party, or if both LICENSEE and YALE elect not to undertake the defense or settlement of such a claim of alleged infringement for a period of six months from notice of such claim or suit, then LICENSEE shall have the right to terminate this Agreement with respect to the infringing patent claims following 30 days' written notice to YALE and in accordance with the terms of Article XI hereof.

                          ARTICLE X USE OF YALE'S NAME

        LICENSEE shall not use the name "Yale" or "Yale University" for any purpose without prior written consent obtained from YALE in each instance, except for the purposes of referring to this Agreement a) in a press release reviewed and approved by YALE after execution of this Agreement and b) required disclosures to be made in documents supplied by LICENSEE in connection with financings. The restrictions specified in this Article X shall not apply to the dissemination of information that has previously been approved and released by YALE in accordance with this Article X.

                             ARTICLE XI TERMINATION

        11.01 YALE may terminate this Agreement if YALE has first given written notice to LICENSEE of one of the events of default set forth below, and LICENSEE has failed to cure such event of default within ninety (90) days of receipt of such written notice, unless such default is of such nature that it cannot be completely cured within ninety (90) days, in which case the LICENSEE shall have the right to cure such default within one hundred eighty (180) days, provided that LICENSEE commences work to cure such default within the ninety (90) days and thereafter proceeds with reasonable diligence and in good faith to cure such default:

                (i) fails to make, within the 90 day period set by the notice, any payment which is due and payable pursuant to this Agreement and has been in arrears for more than 1 month, provided that this provision shall not apply to any amounts disputed in good faith by LICENSEE; or

                (ii) commits a material breach of any other obligation of this Agreement which is not cured (if capable of being cured) within the ninety (90) day period set by the notice; or

                (iii) becomes insolvent or, a petition in bankruptcy is filed against LICENSEE and is consented to, acquiesced in or remains undismissed for 90 days; or makes a general assignment for the benefit of creditors, or a receiver is appointed for LICENSEE, and LICENSEE does not return to solvency before the expiration of said 30 day period set by the notice; or

                (iv) fails to exercise due diligence in bringing the LICENSED PRODUCTS to market in accordance with Article VIII; or

                (v) fails to give notice as required by Article 8.04.

        11.02 LICENSEE shall be entitled to terminate this Agreement upon ninety
(90) days advance written notice to YALE, in the event of YALE's material breach of any of the provisions of this Agreement, which breach is not cured (if capable of being cured) within the ninety (90) day period set by the notice, or if the conditions of Section 9.03 apply.

        11.03 LICENSEE shall be entitled to terminate this Agreement at any time upon 90 days' advance written notice to YALE.

        11.04 Upon termination of this Agreement pursuant to this Article XI and except as otherwise expressly provided herein, all licenses granted to LICENSEE under the terms of this Agreement and, at YALE's option, any sublicenses granted by LICENSEE, shall terminate and LICENSEE must return to YALE all materials containing the LICENSED TECHNOLOGY; provided, however, that LICENSEE shall have the right for one year thereafter to dispose of all LICENSED PRODUCTS then in its inventory, and shall pay AGGREGATE ROYALTIES thereon, in accordance with the provisions of Article IV, as though this Agreement had not terminated.

        11.05 Termination of this Agreement shall not affect any rights or obligations accrued prior to the effective date of such termination and specifically LICENSEE's obligation to pay all AGGREGATE ROYALTIES specified by
Article IV.

        11.06 The rights provided in this Article XI shall be in addition and without prejudice to any other rights which the parties may have with respect to any breach or violations of the provisions of this Agreement.

        11.07 Waiver by either party of a single default or breach or of a succession of defaults or breaches shall not deprive such party of any right to terminate this Agreement pursuant to the terms hereof upon the occasion of any subsequent default or breach.

              ARTICLE XII NO WARRANTIES; INDEMNIFICATION; INSURANCE

        12.01 YALE represents and warrants to LICENSEE that neither the inventor, Dr. Peter Glazer, nor the Office of Cooperative Research have actual knowledge that any LICENSED PATENT is invalid, or that the manufacturer, use, sale or other disposal of the LICENSED PRODUCTS will infringe upon any patent or other rights not vested in YALE. Except for the foregoing, YALE makes no representations or warranties that any LICENSED PATENT is valid, or that the manufacture, use, sale or other disposal of the LICENSED PRODUCTS does not infringe upon any patent or other rights not vested in YALE.

        12.02 Yale represents and warrants that to the best of its knowledge it is the sole and exclusive owner of all title, right and interest in the LICENSED TECHNOLOGY, free of any claims, restrictions or encumbrances whatsoever. YALE DISCLAIMS ALL OTHER WARRANTIES WHATSOEVER, WITH RESPECT TO THE LICENSED PATENTS, THE INVENTION, THE LICENSED TECHNOLOGY, AND THE LICENSED PRODUCTS, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES AS TO THE MERCHANTABILITY OR FITNESS OF THE LICENSED PRODUCTS FOR A PARTICULAR PURPOSE and LICENSEE shall make no statements, representations or warranties whatsoever to any third parties which are inconsistent with such disclaimer by YALE.

        12.03 With the exception of infringement claims or actions covered by
ARTICLE IX, LICENSEE shall defend, indemnify and hold harmless YALE, its fellows, officers, employees, and agents, from and against any and all claims, demands, damages, losses and expenses of any nature (including attorney's fees), including, but not limited to death, personal injury, illness, property damage or products liability arising from or in connection with any of the following:

                (i) the use by LICENSEE of any method or process related to the LICENSED PATENTS; or

                (ii) any use, sale or other disposition on any of the LICENSED PRODUCTS by LICENSEE and/or other transferees or any statement, representation or warranty of LICENSEE or other transferees with respect thereto; or

                (iii) the use of the LICENSED PRODUCTS by any person.

YALE shall reasonably cooperate with LICENSEE in defending any such claim. YALE shall be entitled to receive information regarding the status of any such matter and shall be entitled to retain counsel on its own behalf and at its sole expense, in addition to counsel retained by LICENSEE to defend YALE, if YALE is named party and if YALE is not satisfied with the defense provided by LICENSEE for any reason.

        12.04 LICENSEE shall purchase and maintain in effect or shall require its sublicensees to purchase and maintain in effect a policy of products liability insurance covering all claims with respect to any LICENSED PRODUCTS manufactured or sold within the term of any license granted hereunder, which policy shall i) be in such form and amount of coverage and written by such company as YALE shall approve, ii) provide that such policy is primary and not excess or contributory with regard to other insurance YALE may have, iii) provide at least 30 days' notice to YALE of cancellation, and iv) include YALE and YALE's directors, officers and employees, as additional named insureds. LICENSEE shall furnish a copy of such insurance policy to YALE on or before the date of first sale or use of any LICENSED PRODUCTS.

        12.05 EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED BY THE OTHER PARTY OF SUCH DAMAGES OR THE POTENTIAL THEREFOR.

                              ARTICLE XIII NOTICES

        Any notice required by this Agreement shall be sent by Registered or Certified U.S. Mail, or by confirmed telefacsimile transmission, telex or cable and shall be deemed delivered if sent to the following addresses of the respective parties or such other address as is furnished by proper notice to the other party:

FOR YALE:                         FOR LICENSEE:
---------                         -------------

YALE UNIVERSITY                   ONCORPHARM, Inc.
Director                          President
Office of Cooperative Research    209 Perry Parkway
246 Church St., Suite 401         Gaithersburg, MD  20877
New Haven, CT  06510              Fax No.:  (301) 330-3960
Fax No.:  (203) 432-7245

                                  With a copy to:
                                  ---------------
                                  Brobeck, Phleger & Harrison, LLP
                                  1301 Avenue of the Americas
                                  New York, New York 10019
                                  Attention:  Richard R. Plumridge, Esq.
                                  Fax No.:  (212) 586-7878

                        ARTICLE XIV LAWS AND REGULATIONS

        LICENSEE shall comply with all foreign and United States federal, state, and local laws, regulations, rules and orders applicable to the testing, production, transportation, packaging, labeling, export, sale and use of the LICENSED PRODUCTS. In particular, LICENSEE shall be responsible for assuring compliance with all U.S. export laws and regulations applicable to this license and LICENSEE's activities hereunder.

                            ARTICLE XV MISCELLANEOUS

        15.01 Any delays in or failure by either party in performance of any obligations hereunder shall be excused if and to the extent caused by such occurrences beyond such party's reasonable control, including but not limited to such occurrences as acts of God, strikes or other labor disturbances, war, and other causes which cannot reasonably be controlled by the party who failed to perform.

        15.02 This Agreement may not be amended except by written agreement signed by both of the parties, and shall not be assigned by LICENSEE except upon the advance written consent of YALE. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof, and all prior representations and understandings are merged into and superseded hereby.

        15.03 This Agreement shall be governed by and in accordance with the laws of the State of Connecticut except where the federal laws of the United States are applicable and have precedence.

        15.04 The provisions of the Agreement shall be deemed separable. If any part of this Agreement is rendered void, invalid, or unenforceable, such shall not affect the validity or enforceability of the remainder of this Agreement unless the part or parts which are void, invalid or unenforceable shall substantially impair the value of the entire Agreement as to either party.

        15.05 This Agreement may be assigned by LICENSEE as part of its entire business relating to a LICENSED PRODUCT, provided LICENSEE remains liable for all obligations hereunder. LICENSEE may also assign its rights and benefits under this Agreement if YALE approves the assignment in writing, which approval shall not be unreasonably withheld. In the event of such transfer, the transferee shall assume and be bound by the provisions of this Agreement. It shall not be deemed unreasonable for YALE to refuse approval of an assignment on the ground that the assignee does not have the financial or administrative resources and experience to carry out the obligations of this Agreement or that the LICENSEE will not remain responsible on an ongoing basis for performance by the assignee company.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals by their duly authorized representatives.

YALE UNIVERSITY                                 ONCORPHARM, INC.


By: /s/ Janet H. Ackerman                  By:  /s/ Stephen Turner
    ------------------------                   ------------------------
                                               Stephen Turner


Its: Associate V.P.                        Its: President
     for Finance                                -----------------------
     -----------------------

Date: January    , 1995                   Date: January    , 1995


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